                                                                      EXHIBIT 11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


 We hereby consent to the incorporation by reference in each of the Prospectuses and the Statement of Additional Information constituting parts of this Post-effective Amendment No. 33 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of the Allmerica Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in each of the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts

April 25, 1997